Exhibit 10.2

GENERAL ASSIGNMENT AND BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS:

This General Assignment and Bill of Sale (“Assignment”) is executed and delivered as of March 8, 2016, from

David Selakovic, an individual (“Assignor”)

To

HPC Acquisitions, Inc., a Nevada corporation (“Assignee”).

Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Securities Purchase Agreement of even date herewith between Assignor and Assignee.

WITNESSETH:

FOR ONE DOLLAR ($1.00) and other good and valuable consideration the receipt, adequacy and sufficiency of which is hereby acknowledged:

1.           Conveyance and Delivery. Assignor does hereby convey, grant, bargain, sell, transfer, set over, assign, deliver, and release unto Assignee and Assignee’s successors and assigns to have and hold forever, good and marketable title to the assets listed and described in Schedule I hereto (the “Acquired Assets”).

2.           Further Assurances. Assignor agrees to execute and deliver to Assignee any certificates, instruments, releases, and other documents reasonably required to further assure Assignee with respect to, and provide Assignee evidence of its full right, title, and interest in and to, the Acquired Assets.

3.           Representations and Warranties of Assignor. The Assignor hereby represents and warrants to the Assignee as follows

(a)          Vegalab, LLC (“Vegalab”), is a Delaware limited liability company duly formed and otherwise organized, validly existing and in good standing under the laws of the state of Delaware. Assignor is the sole member of Vegalab and has good and valid title to 100% of the Vegalab member interest, free and clear of any Liens, limitations, restrictions, or rights of any other Person. Assignor has, and the Company is acquire pursuant to this Agreement, good and valid title to all of the Vegalab member interest held by the Assignor, free and clear of any Liens, limitations, restrictions, or rights of any other Person. Vegalab has no liabilities and no assets other than those included in the Acquired Assets.

(b)           The execution, delivery and performance of the Transaction Documents by the Assignor and the consummation by the Assignor of the transactions contemplated thereby do not (i) conflict with or violate any provision of Vegalab’s certificate of formation, operating agreement, or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Vegalab, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Vegalab debt or otherwise) or other understanding to which Vegalab is a party or by which any property or asset of Vegalab is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Vegalab is subject or by which any property or asset of Vegalab is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(c)           No notice to, or the making any filing or registration with, any court or other federal, state, local or other governmental authority or other Person is required of Assignor or Vegalab in connection with the execution, delivery and performance by the Assignor of the Transaction Documents.

(d)           There is no Action that (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or (ii) that could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(e)           Schedule I includes the exclusive Western Hemisphere distribution agreement between Ecowin Co., Ltd., and VegaLab S.A., dated October 19, 2012, as assigned by written assignment to David Selakovic (the “Distribution Agreement”). The Distribution Agreement is in full force and effect and none of the parties thereto is in default or breach thereof.

(f)           Included in Schedule I is a link to files containing a complete list of all governmental licenses, registrations, or permits for the sale or distribution of products that are the subject of the Distribution Agreement for the Western Hemisphere as of the date hereof. All such Permits are in full force and effect as of the date hereof, none of the Assignor or Vegalab has received any notice of proceedings relating to the revocation or modification thereof.

(g)           Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, Vegalab has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Assignor has no Knowledge of a tax deficiency which has been asserted or threatened against Vegalab.

IN WITNESS WHEREOF, this General Assignment and Bill of Sale has been duly executed and delivered as of the 8th day of March 2016.

/s/ David Selakovic
David Selakovic

Schedule I to

General Assignment and Bill of Sale

Acquired Assets

(a)           All rights in and to: (i) US Trademark Registration No. 4394973 for the wording “Vegalab,” and (ii) US Trademark Registration No. 4446093, which are registered in the name of Vegalab and Assignor will cause to be formally assigned at the USPTO to Assignee.

(b)           The Distribution Agreement and all rights of Assignor thereunder.

(c)           All of the currently effective permits and registration for products included in the files contained in the following links:

https://www.dropbox.com/s/ncjp6uh3pgxxxxx

https://www.dropbox.com/s/wisr6rcnkuxxxxx

https://www.dropbox.com/s/1919b2hqxxxxx

https://www.dropbox.com/s/1acphiq7u53xxxxx

(d)           All the membership interest of Vegalab, LLC, A Delaware limited liability company.

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